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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of DRS Technologies, Inc. on Form S-3 of our report dated November 15, 2001, relating to the financial statements of certain operations of the Sensors and Electronic Systems organization of The Boeing Company as of and for the year ended December 31, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph describing the basis upon which these statements were prepared), appearing in the Prospectus, which is part of this Registration Statement.

    We also consent to the reference to us under the heading "Experts" in such Prospectus.

                                          /s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
December 13, 2001